Exhibit 10.9

Employment Agreement

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), made effective as of the 13th day of January, 2006 (the “Effective Date”), by and between CHAPARRAL STEEL COMPANY, a Delaware corporation (hereinafter referred to as the “Company”), and TOMMY A. VALENTA (hereinafter referred to as the “Executive”).

WITNESSETH:

WHEREAS, Executive has been elected to the position of President and Chief Executive Officer of the Company and as a member of its Board of Directors;

WHEREAS, the Company and Executive previously entered into an Employment Agreement effective July 29, 2005;

WHEREAS, the Company desires to modify the terms and condition of Executive’s employment in order to insure the retention of Executive’s services and Executive is willing to render such services on the terms and conditions set forth herein:

NOW, THEREFORE, the Company and the Executive, in consideration of the premises and promises each to the other herein contained, have agreed and do hereby agree and covenant as follows:

15.5	Employment and Term:

(a) Position and Term. The Company agrees to employ the Executive as the President and Chief Executive Officer of the Company, during the three (3) year period commencing on January 13, 2006 and ending January 13, 2009 (the “Term”), and the Executive agrees to serve the Company in such capacity during such Term unless terminated earlier pursuant to Section 3 (the “Employment Period”). Such Term will automatically be extended for one (1) year as of January 13 of each year commencing as of January 13, 2007 so that the unexpired term of the Agreement as of January 13 of each year will always be three (3) years, unless either party on or prior to such January 13 provides the other written notice of termination at least thirty (30) days prior to such January 13 in which case the Agreement will expire in three (3) years (i.e., on the January 13 that is three (3) years from the January 13 with respect to which such notice of termination is given), unless this Agreement is terminated earlier pursuant to Section 3.

(b) Duties. Executive will report to the Board of Directors of the Company and will have general management over the business, affairs and property of the Company in the ordinary course of its business with all such powers with respect to such general management as may be reasonably incident to such responsibilities. The Board of Directors may assign Executive additional duties during the Term; provided, that such duties are not inconsistent with those set forth in the preceding sentence. Executive agrees to devote all of his time and attention during normal business hours during such term to the business and affairs of the Company, its subsidiaries and affiliates, subject to Section 1(d) hereof.

(c) Additional Duties for Company. Executive will serve as a Director of the Company and/or one or more of its subsidiaries or affiliates if elected as such and will hold the offices with the Company and/or its subsidiaries or affiliates to which, from time to time, he may be elected or appointed during the Employment Period. Executive agrees that he will not be entitled to receive any compensation for serving as a Director of the Company or, with respect to the subsidiaries or affiliates of the Company, in any capacity other than the compensation to be paid to Executive pursuant to this Agreement or any other written agreement between the Company or any of its subsidiaries or affiliates and Executive.

(d) Additional Activities. During the Employment Period, Executive may serve on charitable boards and other nonprofit organizations and attend to personal investments, provided, that such efforts involve a reasonable amount of time and do not detract from his duties with the Company and its subsidiaries and affiliates. Further, with the approval of the Board of Directors, Executive may serve on the board of directors of unaffiliated “for profit” entities.

(e) Place of Performance. In connection with his employment under this Agreement, Executive will be based at 300 Ward Road, Midlothian, Texas 76065-9661. The Company will not, without the written consent of Executive, relocate or transfer Executive’s place of performance to a location that increases Executive’s daily commute distance based on the location of Executive’s principal residence as of the Effective Date to more than fifty (50) miles (one-way), except for reasonably required travel on Company business which is not materially greater than such travel requirements prior thereto.

15.6	Compensation

(a) Base Annual Compensation. Executive will receive a base salary at the rate of Five Hundred Thousand Dollars ($500,000.00) per annum payable in periodic installments in accordance with the Company’s payment practices and procedures.

(b) Incentive Compensation. Executive will participate in all incentive plans in which executive officers of the Company participate and will participate at multiples consistent with the Company’s current incentive plans (i.e., Executive will receive incentive payments calculated at a rate at least thirty three percent (33%) higher than the rate used to calculate payments to executive officers pursuant to single year incentive plans and at a rate at least fifty percent (50%) higher than the rate used to calculate payments to executive officers pursuant to multi-year incentive plans).

In the event that payment of any incentive compensation payable to Executive pursuant to this Section 2(b) would not be deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), then payment of the amount of such award which is not deductible will automatically be deferred, with interest equivalent to U.S. Treasury Bills, up to the earliest of (i) April 30th of the first year in which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code or (ii) the date which is six (6) months and one (1) day following the Executive’s termination of employment.

(c) Participation in Equity and Non-Equity Plans. Executive will participate in all equity and non-equity plans made available to executive officers of the Company to enable them to participate in the appreciation in value of the common stock of the Company.

(d) Other Benefits and Perquisites. During the Period of Employment, Executive will receive the following perquisites and other benefits:

(i) standard perquisites (e.g., company car or car allowance, club dues, professional association membership);

(ii) the reimbursement of or payment for business travel;

(iii) the reimbursement for out of pocket expenses incurred by Executive in performing his duties under this Agreement;

(iv) vacation time and holidays in accordance with Company policy;

(v) the reimbursement of legal fees incurred by Executive in connection with the review and negotiation of this Agreement up to a maximum of Ten Thousand Dollars ($10,000);

(vi) the reimbursement of legal fees incurred by Executive in seeking to enforce this Agreement, provided that any enforcement actions taken by Executive are not frivolous or taken in bad faith and that such legal fees are incurred by Executive and submitted to the Company for reimbursement no later than December 31 of the second (2nd) calendar year following the year in which Executive’s termination of employment occurs (i.e., pursuant to section 409A of the Code the reimbursement of such legal fees must occur by December 31 of the second (2nd) calendar year following Executive’s termination of employment);

(vii) the provision of a ten (10) year level term life insurance policy of five (5) times Executive’s Base Salary. Executive will have the right to designate the beneficiary and the policy will be assigned to Executive on his termination of employment;

(viii) participation in the Financial Security Plan of Chaparral Steel Company (the “FSP”) pursuant to the terms of the Executive’s “Election to Participate,” “Election Form” and “Plan Agreement,” as such documents are defined and described in the FSP;

(ix) participation in any other group life, health or similar insurance program made available to senior executives of the Company; and

(x) participation in any retirement, pension plan or other benefit programs made available to senior executives of the Company.

(e) Annual Review. Executive’s total compensation (i.e., Base Salary and incentive plan payment opportunities) will be reviewed annually by the Board of Directors of the Company and such Base Salary and multiples of incentive plan participation may not be decreased without Executive’s written consent.

15.7	Early Termination

(a) Death. Upon the death of Executive during the Term of this Agreement, the Agreement will terminate and Executive will be entitled to payment of his Base Salary accrued up to the date of his death plus any benefits payable pursuant to the terms of the benefit plans specified in Section 2 in which Executive is a participant (i.e., FSP benefits, transfer of the life insurance policy, group life insurance benefits, 401(k) etc.).

(b) Disability. In the event of Executive’s “Disability” during the Term of the Agreement, the Company may terminate Executive’s employment in which case this Agreement will terminate and Executive will be entitled to payment of the following benefits, the payment of which will be delayed for six (6) months and one (1) day to the extent required by section 409A of the Code: (i) his Base Salary for the remainder of the Term of the Agreement at the rate in effect for the prior year of the Agreement, (ii) long-term disability benefits pursuant to the terms of any long-term disability policy provided to senior executives of the Company in which Executive has elected to participate, (iii) payment of any benefits payable pursuant to the terms of the benefit plans in which Executive is a participant (e.g., FSP benefits, transfer of the life insurance policy, 401(k) etc), and (iv) payment (in a lump sum) (with respect to each fiscal year of the Company that ends during the remaining Term of this Agreement) of incentive compensation in an amount equal to the amount of incentive compensation paid during the prior year of the Agreement.

For purposes of this Agreement, “Disability” means Executive’s inability to perform with or without reasonable accommodation the essential functions of his position for an aggregate of one hundred twenty (120) days during any period of one hundred eighty (180) consecutive days due to a mental or physical incapacity as determined by the mutual agreement of a physician selected by the Company or its insurers (the “Company Physician”) and a physician selected by Executive (“Executive’s Physician”). In the event that the Company Physician and the Executive’s Physician cannot agree on whether Executive is Disabled, such determination will be made by a third physician who is jointly selected by the Company Physician and the Executive’s Physician.

(c) Breach of Agreement. If the Company materially breaches this Agreement during the Term and fails to cure such breach within thirty (30) days after written notice thereof by Executive, Executive will be entitled to terminate his employment and will be entitled to the following liquidated damages, the payment of which will be delayed for six (6) months and one (1) day to the extent required by section 409A of the Code:

(i) payment (in a lump sum) of Executive’s Base Salary through the remainder of the Term of the Agreement (computed at the rate in effect for the prior year of the Agreement);

(ii) payment (in a lump sum) of incentive compensation (with respect to each fiscal year of the Company that ends during the remainder of the Term of the Agreement) computed based upon the amount of incentive compensation paid during the prior year of the Agreement;

(iii) Notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, or other agreement relating to equity-type compensation that may be outstanding between Executive and the Company, Executive will become one hundred percent (100%) vested in all units, stock options, incentive stock options, performance shares, stock appreciation rights, restricted stock and stock awards held by Executive immediately prior to the date of termination;

(iv) continued participation for the remainder of the Term of this Agreement in any medical, dental, or vision benefit plans in which Executive participated in at the time of his termination of employment (“Continued Medical”). Executive will be required to continue to pay his portion of the cost of any insured Continued Medical coverage on a pre-tax basis. However, to the extent that such Continued Medical is self-funded by the Company, Executive will be required to pay the full cost of such coverages on an after-tax basis in order to ensure that the benefits payable to Executive are not includible in his gross income. Such Continued Medical is in addition to any rights Executive may have to continue such coverages under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The pre-tax deduction for the self-funded Continued Medical coverages described above will be taken from the lump sum payment of Executive’s Base Salary described in Section 3(c)(i); provided, however, that if such lump sum Base Salary payment is delayed for six (6) months and one (1) day, Executive will not be required to pay the cost of Continued Medical during such period and instead the Company will include the cost of such coverage in Executive’s income and report it as wages on Form W-2. This clause will not prohibit the Company from changing the terms of such medical, dental or vision benefit plans provided that any such changes apply to all senior executives of the Company (e.g., the Company may switch insurance carriers or preferred provider organizations). The Company’s obligation under this Agreement to provide Continued Medical will terminate if Executive obtains comparable coverage under a subsequent employer’s medical, dental or vision benefit plans. Executive must advise the Company of the attainment of any such subsequent employer benefit coverages within thirty (30) days following such attainment; and

(v) payment of any benefits payable pursuant to the terms of the benefit plans specified in Section 2 in which Executive is a participant (i.e., FSP, 401(k) etc.).

(d) Termination for Cause or Voluntary Resignation by Executive. If Executive’s employment is terminated during the Term of this Agreement for “Cause,” or Executive voluntarily resigns from the employment of the Company, the Company will pay Executive his Base Salary through the date of termination at the rate in effect at the time notice of termination is given. Such payments will discharge the Company’s obligations hereunder.

For purposes of this Agreement, “Cause” includes any of the following:

(i) a material breach by Executive of Section 4 of this Agreement (regarding the noncompetition, confidentiality, nonsolicitation and nondisparagement provisions) which is not remedied within thirty (30) days after receipt of written notice to Executive from the Company;

(ii) the commission of a willful criminal act by Executive, such as fraud, embezzlement or theft;

(iii) the conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation of Executive for any felony or any crime involving moral turpitude; or

(iv) Executive’s failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board of Directors of the Company consistent with the terms of the Agreement which is not remedied within thirty (30) days after Executive’s receipt of written notice from the Company;

provided, however, that no termination of Executive’s employment will be for Cause until (A) there will have been delivered to Executive a written notice specifying in detail the particulars of Executive’s conduct which is described in either (i) or (iv) above, (B) Executive has been provided an opportunity to be heard by the Board of Directors of the Company (with the assistance of Executive’s counsel if Executive so desires), and (C) a resolution is adopted in good faith by two thirds (2/3) of the full Board of Directors of the Company confirming Executive’s conduct is within the scope of the conduct described in either (i) or (iv) above (excluding the vote of

Executive). No act, nor failure to act, on Executive’s part, will be considered “willful” unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company.

15.8	Non-Competition, Confidentiality and Nondisparagement

(a) Agreement not to Compete. Executive agrees that in the event his employment with the Company is terminated for any reason whatsoever other than Cause, Executive will not, for a period of two (2) years after the date of such termination of employment, directly or indirectly, carry on or conduct, in competition with the Company or its subsidiaries or affiliates, any business of the nature in which the Company or its subsidiaries or affiliates are then engaged in any geographical area in which the Company or its subsidiaries or affiliates engage in business at the time of such termination or in which any of them, prior to termination of Executive’s employment, evidenced in writing, at any time during the six (6) month period prior to such termination, an intention to engage in such business. Executive agrees that he will not so conduct or engage in any such business either as an individual on his own account or as a partner or joint venturer or as an executive, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a shareholder in a corporation of which he will then own ten percent (10%) or more of any class of stock. The provisions of this Section 4(a) will supersede any and all non-compete provisions contained in any and all other agreements which have been entered into between Executive and the Company and will survive the termination of this Agreement.

(b) Confidential Information. Executive will not, directly or indirectly, at any time following termination of his employment with the Company, reveal, divulge or make known to any person or entity, or use for Executive’s personal benefit (including without limitation for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its subsidiaries or affiliates), any information acquired during the Employment Period with regard to the financial, business or other affairs of the Company or any of its subsidiaries or affiliates (including without limitation any list or record of persons or entities with which the Company or any of its subsidiaries or affiliates has any dealings), other than (i) information already in the public domain, (ii) information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its subsidiaries and affiliates, or (iii) information that Executive is required to disclose under the following circumstances: (A) at the express direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Executive, to be disclosed by Executive in connection with any legal action or proceeding involving Executive and the Company or any subsidiary or affiliate of the Company in his capacity as an employee, officer, director, or stockholder of the Company or any subsidiary or affiliate of the Company. Executive will, at any time requested by the Company (either during or within two (2) years after his employment with the Company), promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries and affiliates which he may then possess or have under his control.

(c) Agreement not to Solicit Employees. Executive agrees that, for a period of two (2) years following the termination of the Employment Period, Executive will not solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or any agent of, the Company or any of its subsidiaries or affiliates to terminate such employee’s employment or agency, as the case may be, with the Company or any subsidiary or affiliate.

(d) Nondisparagement. Executive agrees that he will not disparage the Company, the Board of Directors of the Company, the Company’s executives, the Company’s employees and the Company’s products or services during his Period of Employment and thereafter. The Company likewise agrees that it will not disparage Executive during Executive’s Period of Employment or thereafter. For purposes of this Section 4(d), disparagement does not include (a) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (b) statements in response to an inquiry from a court or regulatory body, or (c) statements or comments in rebuttal of media stories or alleged media stories.

(e) Reasonableness of Restrictions. Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration set forth in this Section 4 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the legitimate business interests of the Company, and that the enforcement of such provisions would not cause Executive any undue hardship nor unreasonably interfere with Executive’s ability to earn a livelihood If any court determines that any portion of this Section 4 is invalid or unenforceable, the remainder of this Section 4 will not thereby be affected and will be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 4, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court will have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(f) Enforcement. Upon Executive’s employment with an entity that is not a subsidiary or affiliate of the Company (a “Successor Employer”) during the period that the provisions of this Section 4 remain in effect, Executive will provide such Successor Employer with a copy of this Agreement and will notify the Company of such employment within thirty (30) days thereof. Executive agrees that in the event of a breach of the terms and conditions of this Section 4 by Executive, the Company will be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against Executive, to obtain damages for any such breach, or to enjoin Executive from any conduct in violation of this Section 4. Company and Executive both agree that in the event of a breach of the nondisparagement provisions of Section 4.4(d), the adversely affected party will be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against the other, to obtain damages for any such breach, or to enjoin the other from engaging in such disparagement.

15.9	Indemnification.

As required by the Company’s Bylaws, the Company will indemnify Executive for any liability he incurs in the event that he is made a party to any legal proceeding by reason of his employment as President and Chief Executive Officer of the Company or as a member of the Company’s Board of Directors.

15.10	Executive Acknowledgement.

Executive is entering into this Agreement of his own free will. Executive acknowledges that he has had adequate opportunity to review this Agreement and consult with counsel of his own choosing. Executive represents that he has read and understands this Agreement, he is fully aware of this Agreement’s legal effect and has not acted in reliance upon any statements made by the Company other than those set forth in writing in the Agreement.

15.11	Miscellaneous Provisions.

(a) Successors and Assigns. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of the Company, by a written agreement in form and substance reasonably satisfactory to Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement is personal to Executive and without the prior written consent of the Company is not assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

(b) Amendment. This Agreement will not be modified, changed or in any way amended except by an instrument in writing approved by the Board of Directors of the Company and signed by the Company and Executive.

(c) Severability. Except as otherwise provided in Section 4(e), if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, except as otherwise provided in Section 4(e), in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d) Integration. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated.

(e) Choice of Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF TEXAS OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

(f) Survival. The provisions of Section 4, Section 5 and this Section 7 will survive the termination of this Agreement.

(g) No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(h) Notice. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	_________________________

_________________________

_________________________

_________________________

Telephone: ________________

Fax: _____________________

If to the Company:	Chaparral Steel Company.

300 Ward Road

Midlothian, TX 76065-9661

Attention: _________________

Telephone: ________________

Fax: ______________________

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(i) Construction. This Agreement is deemed to be drafted equally by both Executive and the Company and will be construed as a whole and according to its fair meaning. Any presumption or principle that the language of this Agreement is to be construed against any party will not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, subsections or clauses are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all”, and “each and every” (iv) “includes” and “including” are each used without limitation; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j) No Mitigation. In no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Section 3(c)(iv) (regarding Continued Medical) such amounts will not be reduced whether or not Executive obtains other employment. Neither Executive nor the Company will be liable to the other party for any damages for breach of this Agreement in addition to the amounts payable under Section 3(c) arising out of the termination of Executive’s employment prior to the end of the Term; provided, however, that the Company will be entitled to seek damages from Executive for any breach of Section 4 by Executive or for Executive’s criminal misconduct and Executive may seek to enforce the provisions of Section 4(d) in the event of a breach of such provisions by the Company.

(k) Restatement of Prior Agreement. Upon the execution of this Agreement by Executive and the Company, this Agreement will restate and supersede the Employment Agreement dated as of July 29, 2005, by and between Executive and the Company (the “Prior Employment Contract”), and upon such execution hereof the Prior Employment Contract will be superceded in full hereby. Any provision contained in this Agreement that refers to or is dependent upon the time period during which Executive has been employed by the Company will take into account and include periods prior to the date hereof during which Executive was employed by the Company, and the termination of the Prior Employment Contract will not be deemed a termination or any cessation of Executive’s employment by the Company.

CHAPARRAL STEEL COMPANY

By:	/s/ J. CELTYN HUGHES
J. Celtyn Hughes, Vice President and Chief Financial Officer

ATTEST:

/s/ ROBERT E. CRAWFORD, JR.
Robert E. Crawford, Jr.
Secretary

EXECUTIVE

/s/ TOMMY A. VALENTA
Tommy A. Valenta